Exhibit 99.1

Press Release dated December 16, 2002

For Information Contact

At Greater Bay Bancorp:	At FRB | Weber Shandwick:
David L. Kalkbrenner, President & CEO	James Hoyne (analyst contact)
(650) 614-5767	(310) 407-6546

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP APPOINTS
KENNETH SHANNON CHIEF RISK OFFICER

PALO ALTO, CA, December 16, 2002—Greater Bay Bancorp (Nasdaq:GBBK), a financial services holding company, announced the appointment of Kenneth Shannon as Executive Vice President and Chief Risk Officer.

“We are very pleased that Ken has joined us to head our Enterprise Wide Risk Management Group,” stated David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp. “This is a newly created position that includes responsibilities for risk management, internal audit, compliance and credit review and reflects our commitment to ensuring that the depth of our management team continues to keep pace with our growth and changing needs. Ken’s experience as a senior executive of a large institution and as a former bank regulator will serve the Company extremely well in this important strategic position.”

Mr. Shannon previously served as Executive Vice President and Chief Credit Officer of California Federal Bank. He joined California Federal Bank in 1993 as director of risk asset review. Prior to joining California Federal Bank, Mr. Shannon served as Assistant Regional Director for the western region of the Federal Home Loan Bank/Office of Thrift Supervision. Mr. Shannon holds a bachelor of arts degree from Miami University (Ohio) and a master of business administration degree from the University of San Francisco.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

# # #